Exhibit 99.1

Exhibit A to Mark J. Leschly Form 3

(8)                                  The shares Series E Convertible Preferred Stock reported consist of shares held by each of the entities listed in the table below.  Mr. Leschly is a Managing Member of the general partner of Rho Ventures IV, L.P. and Rho Ventures IV (QP), L.P., a Managing Director of the general partner of Rho Ventures IV GmbH & Co. Beteiligungs KG and a Managing Partner of the investment adviser to Trust II.  Mr. Leschly disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein, and the inclusion of these shares in this report shall not be deemed an admission of beneficial ownership of all of the reported shares for purposes of Section 16 or for any other purpose.

Holder	No. of Shares of Series E Convertible Preferred Stock
Rho Ventures IV, L.P	278,102 shares
Rho Ventures IV (QP), L.P.	654,721 shares
Rho Ventures IV GmbH & Co. Beteiligungs KG	682,314 shares
Rho Management Trust II	1,438,844 shares
Total	3,053,981 shares